Filed Pursuant to Rule 433

Registration Number 333-262911

$1,000,000,000 4.000% Notes due 2025

$750,000,000 4.150% Notes due 2027

$750,000,000 4.400% Notes due 2032
$750,000,000 4.900% Notes due 2052

International Business Machines Corporation
July 20, 2022
Pricing Term Sheet

Issuer	International Business Machines Corporation
Issuer Ratings*	A3 / A- (Moody’s/S&P)
Format	SEC Registered
Trade Date	July 20, 2022
Settlement Date**	July 27, 2022 (T+5)
Joint Bookrunning Managers	BNP Paribas Securities Corp., J.P. Morgan Securities LLC, RBC Capital Markets, LLC, Santander Investment Securities Inc. and Wells Fargo Securities, LLC
Co-Managers	BBVA Securities Inc., PNC Capital Markets LLC, SG Americas Securities, LLC, Bancroft Capital, LLC and Drexel Hamilton, LLC
Minimum Denomination	$100,000 and multiples of $1,000 in excess thereof
	2025 Notes	2027 Notes	2032 Notes	2052 Notes
Size	$1,000,000,000	$750,000,000	$750,000,000	$750,000,000
Maturity	July 27, 2025	July 27, 2027	July 27, 2032	July 27, 2052
Interest Payment Dates	Semi-annually on January 27 and July 27	Semi-annually on January 27 and July 27	Semi-annually on January 27 and July 27	Semi-annually on January 27 and July 27
First Interest Payment Date	January 27, 2023	January 27, 2023	January 27, 2023	January 27, 2023
Coupon	4.000%	4.150%	4.400%	4.900%
Benchmark Treasury	3.000% due July 15, 2025	3.250% due June 30, 2027	2.875% due May 15, 2032	2.250% due February 15, 2052
Benchmark Treasury Yield	3.250%	3.179%	3.040%	3.190%
Spread to Benchmark Treasury	T + 75 bps	T + 100 bps	T + 145 bps	T + 180 bps
Yield to Maturity	4.000%	4.179%	4.490%	4.990%
Make-Whole Call	Prior to July 27, 2025 at T + 12.5 bps	Prior to June 27, 2027 at T + 15 bps	Prior to April 27, 2032 at T + 25 bps	Prior to January 27, 2052 at T + 30 bps
Par Call	—	On or after June 27, 2027	On or after April 27, 2032	On or after January 27, 2052
Price to Public	100.000%	99.870%	99.281%	98.608%
Underwriting Discount	0.150%	0.250%	0.400%	0.800%
Day Count	30/360	30/360	30/360	30/360
CUSIP	459200 KS9	459200 KT7	459200 KU4	459200 KV2
ISIN	US459200KS93	US459200KT76	US459200KU40	US459200KV23

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**Note: We expect that delivery of the notes will be made to investors on or about July 27, 2022, which will be the fifth business day following the date of this final term sheet (such settlement being referred to as “T+5”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of the prospectus supplement or the next two succeeding business days will be required, by virtue of the fact that the notes initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date of the prospectus supplement or the next two succeeding business days should consult their advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNP Paribas Securities Corp. at 1-800-854-5674, J.P. Morgan Securities LLC at 1-212-834-4533, RBC Capital Markets, LLC at 1-866-375-6829, Santander Investment Securities Inc. at 1-855-403-3636 or Wells Fargo Securities, LLC at 1-800-645-3751.

This pricing term sheet supplements the preliminary form of prospectus supplement, pertaining to the notes issuance referenced above, issued by International Business Machines Corporation on July 20, 2022 relating to its Prospectus dated February 22, 2022.